Exhibit 99.1

Contact:
Christian Buss
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4584
cbuss@columbia.com

COLUMBIA SPORTSWEAR COMPANY
REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS;
RAISES FULL YEAR 2018 FINANCIAL OUTLOOK

Throughout this press release, references to non-GAAP financial measures in the first quarter of 2018 exclude $8.3 million in net sales, gross profit and  selling, general and administrative ("SG&A") expenses associated with adoption of Accounting Standards Codification - ASC 606 (hereinafter referred to as the "new revenue accounting standard"), $11.0 million in Project CONNECT program expenses and discrete costs ($8.4 million net of tax), and $1.0 million in incremental provisional income tax expense related to the Tax Cuts and Jobs Act (the "TCJA"). References to non-GAAP financial measures in the first quarter of 2017 exclude $1.3 million in Project CONNECT program expenses and discrete costs ($0.9 million net of tax).

First Quarter 2018 GAAP Highlights:

•	Net sales increased 12 percent (8 percent constant-currency) to a record $607.3 million.

•	Gross margin increased 180 basis points to a record 49.3 percent.

•	Operating income increased 24 percent to a record $59.3 million, representing 100 basis points of operating margin expansion to 9.8 percent of net sales.

•	Net income increased 25 percent to a record $45.1 million, or $0.64 per diluted share.

•	Inventories increased 2 percent to $406.0 million.

•	Cash and short-term investments totaled $808.2 million at March 31, 2018.

•	The company repatriated $219.6 million of foreign cash to the United States in early April 2018.

•	The board of directors approved a regular quarterly dividend of $0.22 per share.

First Quarter 2018 non-GAAP Highlights:

•	Non-GAAP net sales increased 10 percent (7 percent constant-currency) to $599.0 million.

•	Non-GAAP gross margin increased 110 basis points to 48.6 percent.

•	Non-GAAP operating income increased 43 percent to $70.3 million, representing 260 basis points of operating margin expansion to 11.7 percent of net sales.

•	Non-GAAP net income increased 48 percent to $54.5 million, or $0.77 per diluted share.

Updated Full Year 2018 Financial Outlook Summary

Full Year 2018 (U.S. Dollar)
	GAAP	Non-GAAP*
Net sales growth	8.0% to 10.0% (prior 5.5% to 7.5%)	6.5% to 8.5% (prior 4.0% to 6.0%)
Gross margin expansion	up to 140 bps	up to 60 bps
SG&A expense deleverage	150 bps to 170 bps (prior 170 bps to 190 bps)	30 bps to 50 bps (prior 40 bps to 50 bps)
Income from operations	$275 to $285 million (prior $263 to $273 million)	$299 to $308 million (prior $290 to $300 million)
Operating margin	10.3% to 10.5% (prior 10.1% to 10.3%)	11.4% to 11.5% (prior 11.3% to 11.5%)
Licensing Income	up to $14.0 million (prior up to $13.5 million)	up to $14.0 million (prior up to $13.5 million)
Effective income tax rate	approximately 22%**	approximately 22%**
Net income	$213 to $220 million (prior $203 to $211 million)	$231 to $238 million (prior $224 to $231 million)
Diluted earnings per share	$3.01 to $3.11 (prior $2.88 to $2.98)	$3.27 to $3.37 (prior $3.17 to $3.27)

* Our updated full year 2018 non-GAAP financial outlook excludes net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, as well as Project CONNECT program expenses and discrete costs of approximately $23 million, $18 million net of tax, or $0.25 per diluted share (prior $27 million, $21 million net of tax, or $0.29 per diluted share).

** Our updated full year 2018 financial outlook anticipates an estimated full-year effective income tax rate of approximately 22 percent, which may be affected by further refinement of our 2017 provisional TCJA estimates, as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year. In the first quarter of 2018, we incurred $1.0 million, or $0.01 per diluted share, in incremental provisional income tax expense related to the TCJA.

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please refer to the "Supplemental Financial Information" tables provided in this press release.

PORTLAND, Ore. - April 26, 2018 - Columbia Sportswear Company (NASDAQ: COLM) today announced record net sales of $607.3 million for the quarter ended March 31, 2018, an increase of 12 percent (8 percent constant-currency), compared with net sales of $543.8 million for the first quarter of 2017. Non-GAAP net sales of $599.0 million increased 10 percent (7 percent constant-currency).

First quarter 2018 net income increased 25 percent to a record $45.1 million, or $0.64 per diluted share, compared with first quarter 2017 net income of $36.0 million, or $0.51 per diluted share. Non-GAAP first quarter 2018 net income increased 48 percent to $54.5 million, or $0.77 per diluted share, compared with non-GAAP first quarter 2017 net income of $36.9 million, or $0.52 per diluted share.

President and Chief Executive Officer Tim Boyle commented, "We are pleased to report better than expected first quarter net sales and profitability led by strength in our direct-to-consumer ("DTC") businesses, growth in our wholesale businesses, including a return to growth in U.S. wholesale, and the favorable effect of strengthening foreign currencies relative to the U.S. dollar. Gross margin exceeded expectations, and we maintained SG&A discipline while continuing to invest in our strategic priorities."

"We are also pleased to increase our full year 2018 financial outlook as a result of better than expected first quarter net sales and profitability, higher than initially planned Fall 2018 advance wholesale orders, including continued improvement in U.S. wholesale net sales across all of our brands, and the favorable effect of strengthening foreign currencies relative to the U.S. dollar. When considering our plans for the balance of the year, we have made the decision to accelerate investment in our strategic priorities."

"First quarter 2018 net sales and earnings results, as well as healthy advance orders for Fall 2018 across our regions demonstrate the power of our global brands and our initiatives to become a more brand-led and consumer-focused organization. Our powerful balance sheet, with $808.2 million in cash and short-term investments, and no long-term debt, provides the flexibility to invest in the business as our major markets evolve. It is from this position of strength and confidence that we are accelerating investment in our strategic priorities to:

•	drive brand awareness and sales growth through increased, focused demand creation investments;

•	enhance consumer experience and digital capabilities in all our channels and geographies;

•	expand and improve global direct-to-consumer operations with supporting processes and systems; and

•	invest in our people and optimize our organization across our portfolio of brands."

First Quarter 2018 Financial Results
(All comparisons are between first quarter 2018 and first quarter 2017, unless otherwise noted).

Net Sales

First quarter 2018 consolidated net sales increased 12 percent (8 percent constant-currency) to a record $607.3 million. Non-GAAP net sales increased 10 percent (7 percent constant-currency) to $599.0 million.

Geographies (See "Geographical Net Sales" table below)

•
U.S. net sales increased 9 percent, attributable to high-teens percent growth in DTC and low-single-digit percent growth in wholesale. The company operated 130 U.S. retail stores at March 31, 2018 compared with 120 at the same time last year.

•
Latin America Asia Pacific ("LAAP") net sales increased 11 percent (5 percent constant-currency) primarily due to the effect of the new revenue accounting standard. LAAP non-GAAP net sales increased 4 percent (2 percent decrease constant-currency) driven by growth in Japan, China, and Korea, partially offset by declines in LAAP distributor net sales.

•
Europe Middle East and Africa ("EMEA") net sales increased 30 percent (15 percent constant-currency) primarily driven by low-30 percent growth (mid-teens percent constant-currency) in Europe-direct and modest growth with EMEA distributors.

•	Canada net sales increased 11 percent (6 percent constant-currency), largely driven by DTC.

Brands (See "Brand Net Sales" table below)

•	Columbia brand net sales increased 13 percent (10 percent constant-currency) to $508.8 million.

•	SOREL brand net sales increased 13 percent (10 percent constant-currency) to $30.8 million.

•	prAna brand net sales increased 9 percent to $42.3 million.

•	Mountain Hardwear brand net sales decreased 12 percent (14 percent decrease constant-currency) to $24.4 million.

Product Categories (See "Product Category Net Sales" table below)

•	Apparel, Accessories and Equipment net sales increased 11 percent (9 percent constant-currency) to $490.0 million.

•	Footwear net sales increased 13 percent (8 percent constant-currency) to $117.3 million.

Channels (See "Channel Net Sales" table below)

•	Wholesale net sales increased 5 percent (1 percent constant-currency) to $343.9 million.

•	DTC net sales increased 23 percent (20 percent constant-currency) to $263.4 million.

Profitability

Record first quarter 2018 operating income of $59.3 million, or 9.8 percent of net sales, increased 24 percent compared to operating income of $48.0 million, or 8.8 percent of net sales, in the first quarter of 2017. Non-GAAP first quarter 2018 operating income increased 43 percent to $70.3 million, or 11.7 percent of net sales, compared to non-GAAP operating income of $49.3 million, or 9.1 percent of net sales, in the first quarter of 2017.

Record first quarter 2018 net income increased 25 percent to $45.1 million, or $0.64 per diluted share, compared with net income of $36.0 million, or $0.51 per diluted share, in the first quarter of 2017. Non-GAAP first quarter 2018 net income increased 48 percent to $54.5 million, or $0.77 per diluted share, compared with non-GAAP net income of $36.9 million, or $0.52 per diluted share, in the first quarter of 2017.

Taxes

First quarter 2018 income tax expense was $12.6 million, resulting in an effective income tax rate of 20.6 percent, compared to $9.8 million, or 20.1 percent, in the first quarter of 2017.

Excluding a $2.6 million income tax benefit associated with Project CONNECT and $1.0 million in provisional income tax expense associated with the TCJA, non-GAAP first quarter 2018 income tax expense was $14.2 million, resulting in an effective income tax rate of 19.6 percent.

Excluding a $0.4 million income tax benefit associated with Project CONNECT, first quarter 2017 non-GAAP income tax expense was $10.2 million, resulting in an effective income tax rate of 20.4 percent.

Balance Sheet

At March 31, 2018, cash and short-term investments totaled $808.2 million, compared to $590.5 million at March 31, 2017.

The enactment of the TCJA and the resulting change to a territorial taxation system provides us with significantly more flexibility to repatriate foreign cash, and as a result we were able to repatriate $219.6 million of foreign cash to the United States in early April 2018.
Consolidated inventories increased 2 percent to $406.0 million at March 31, 2018 compared to $398.8 million at March 31, 2017, including an $18.2 million decrease driven by a balance sheet reclassification of the estimated cost of inventory associated with sales returns into prepaid and other current assets under the new revenue accounting standard. Excluding the impact of this classification change, consolidated inventories increased 6 percent compared to March 31, 2017.

Cash Flow, Share Repurchases and Dividends

Operating cash flow for the three months ended March 31, 2018 was $77.4 million, compared to $88.2 million in the three months ended March 31, 2017.

Capital expenditures totaled $12.3 million in the quarter ended March 31, 2018, compared to $11.3 million in the quarter ended March 31, 2017.
During the first quarter of 2018, the company repurchased 235,497 shares of common stock for $18.1 million, or an average of $76.84 per share, and paid $15.5 million in dividends.

At March 31, 2018, approximately $119.8 million remained available under the current stock repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

The board of directors authorized a regular quarterly cash dividend of $0.22 per share, payable on May 31, 2018 to shareholders of record on May 17, 2018.

Updated Full Year 2018 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. Projections are predicated on normal seasonal weather globally. In addition, our updated full year 2018 financial outlook assumes that current macroeconomic and market conditions in key markets do not worsen.

The company's annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the year.

The company currently expects 2018 net sales growth of approximately 8.0 to 10.0 percent (prior 5.5 to 7.5 percent), compared with 2017 net sales of $2.47 billion. The company expects non-GAAP net sales growth of approximately 6.5 to 8.5 percent (prior 4.0 to 6.0 percent) which excludes approximately $40 million in net sales associated with the new revenue accounting standard.

The company expects full year 2018 gross margin to improve by up to 140 basis points and non-GAAP gross margin to improve by up to 60 basis points, excluding an approximately $40 million benefit to gross profit associated with the new revenue accounting standard.

The company expects SG&A expenses to increase at a rate faster than net sales, resulting in approximately 150 to 170 basis points of SG&A expense deleverage (prior 170 to 190 basis points), and non-GAAP SG&A expense deleverage of approximately 30 to 50 basis points (prior 40 to 50 basis points), excluding approximately $40 million in SG&A expenses associated with the new revenue accounting standard, and approximately $23 million (prior $27 million) in Project CONNECT program expenses and discrete costs.

Based on the above assumptions, the company expects 2018 operating income between approximately $275 million and $285 million (prior between $263 million and $273 million), and non-GAAP operating income between approximately $299 million and $308 million (prior between $290 million and $300 million), resulting in operating margin between approximately 10.3 and 10.5 percent (prior between 10.1 and 10.3 percent), and non-GAAP operating margin between approximately 11.4 and 11.5 percent (prior between 11.3 and 11.5 percent).

The changes in revenue and expense classification associated with the new revenue accounting standard are expected to have a 15 to 20 basis point negative effect on reported operating margin rate for 2018, but no effect on reported operating income.

The company expects an estimated full-year effective income tax rate of approximately 22 percent, which reflects a lower U.S. federal statutory income tax rate as a result of the TCJA and may be materially affected by further refinement of the company's 2017 TCJA provisional estimates as well as changes in the company's geographic mix of pre-tax income and other discrete events that may occur during the year.

The company expects 2018 net income between approximately $213 million and $220 million (prior between $203 million and $211 million), and non-GAAP net income between approximately $231 million and $238 million (prior between $224 million and $231 million), or diluted earnings per share between approximately $3.01 and $3.11 (prior between $2.88 and $2.98), and non-GAAP diluted earnings per share between $3.27 and $3.37 (prior between $3.17 and $3.27).

With respect to our 2018 financial outlook, non-GAAP financial measures exclude net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, as well as Project CONNECT program expenses and discrete costs of approximately $23 million, $18 million net of tax, or $0.25 per diluted share (prior $27 million, $21 million net of tax, or $0.29 per diluted share).

In the first quarter of 2018, we incurred $1.0 million, or $0.01 per diluted share, in incremental provisional income tax expense related to the TCJA.

CFO's Commentary on First Quarter 2018 Financial Results and Updated Full Year 2018 Financial Outlook Available Online
At approximately 4:15 p.m. ET today, a commentary by Jim Swanson, Senior Vice President and Chief Financial Officer, reviewing the company's first quarter 2018 financial results and updated full year 2018 financial outlook will be furnished to the Securities and Exchange Commission (The "SEC") on Form 8-K and published on the company's website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call
The company will host a conference call on Thursday, April 26, 2018 at 5:00 p.m. ET to review its first quarter 2018 financial results and updated full year 2018 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the investor relations section of the company's website at http://investor.columbia.com.

Second Quarter 2018 Reporting Schedule
Columbia Sportswear Company plans to report financial results for the second quarter on Thursday, July 26, 2018 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company's second quarter and year to date financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company's website at http://investor.columbia.com/results.cfm. A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.

Supplemental Financial Information
Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. dollar. To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

Additionally, this document includes references to other non-GAAP financial measures that exclude increased net sales and gross profit, and offsetting increased SG&A expenses, associated with the new revenue accounting standard, as well as program expenses, discrete costs and associated tax effects related to Project CONNECT and TCJA-related income tax expense. The related tax effects of program expenses and discrete costs related to Project CONNECT were calculated using the respective statutory tax rates for applicable jurisdictions. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results.

These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See "Supplemental Financial Information" tables included below. The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margin, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, income tax rates and the effects of tax reform (including the TCJA), SG&A expenses, including deleverage and SG&A expenses associated with the new revenue accounting standard, and Project CONNECT program expenses and discrete costs, projected growth or decline in specific geographies, channels, products, and brands, the effect of changes associated with the new revenue accounting standard on our financial results, the effects of foreign currency, inventory growth, share repurchase activity, capital expenditures, investment activity, operating cash flow, the performance of our China joint venture and investments in our business in China, including the planned buyout of the 40 percent non-controlling interest in the joint venture, and our ability to adapt our business and realize the anticipated benefits of our investments in our strategic priorities. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in DTC; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, tariffs, international trade policy, or increasing wage rates; the effects of the TCJA, including related changes to our tax obligations and effective tax rate in future periods, as well as future changes to related provisional tax expense recorded in 2017; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture, including the planned buyout of the non-controlling 40 percent interest in the joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our abilitn y to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, and prAna® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2018	2017
Current Assets:
Cash and cash equivalents	$717,216	$556,006
Short-term investments	90,978	34,470
Accounts receivable, net(1)	316,415	260,456
Inventories(2)	405,971	398,842
Prepaid expenses and other current assets(2)	72,788	40,863
Total current assets	1,603,368	1,290,637

Property, plant, and equipment, net	281,213	279,730
Intangible assets, net	128,810	132,151
Goodwill	68,594	68,594
Deferred income taxes	77,043	90,109
Other non-current assets	29,656	26,853
Total assets	$2,188,684	$1,888,074

Current Liabilities:
Accounts payable	167,328	95,253
Accrued liabilities(1)	206,145	126,866
Income taxes payable	10,261	5,798
Total current liabilities	383,734	227,917
Note payable to related party	—	14,171
Other long-term liabilities	51,888	42,872
Income taxes payable	61,538	10,948
Deferred income taxes	171	149
Total liabilities	497,331	296,057

Equity:
Columbia Sportswear Company shareholders' equity	1,656,520	1,568,271
Non-controlling interest	34,833	23,746
Total equity	1,691,353	1,592,017

Total liabilities and equity	$2,188,684	$1,888,074
(1) As of January 1, 2018, the company adopted a new revenue accounting standard, Accounting Standards Codification Topic 606 (ASC 606), which requires wholesale sales returns reserves, estimated chargebacks and markdowns, and other provisions for customer refunds to be presented as accrued liabilities on the balance sheet rather than netted within accounts receivable. As such, the March 31, 2018 accounts receivable and accrued liabilities balances include a gross-up of $56,768 reflecting this change.

(2) In conjunction with the adoption of ASC 606, the estimated cost of inventory associated with sales returns reserves is now presented within prepaid expenses and other current assets rather than Inventories. As a result, the March 31, 2018 balance sheet reflects a decrease of $18,175 in inventories and a directly offsetting increase of $18,175 in prepaid expenses and other current assets.

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net sales	$607,308	$543,793
Cost of sales	307,870	285,326
Gross profit	299,438	258,467
	49.3%	47.5%

Selling, general and administrative expenses	243,368	212,815
Net licensing income	3,251	2,353
Income from operations	59,321	48,005
Interest income, net	2,296	955
Interest expense on note payable to related party	—	(249)
Other non-operating expense, net	(268)	(53)
Income before income tax	61,349	48,658
Income tax expense	(12,620)	(9,773)
Net income	48,729	38,885
Net income attributable to non-controlling interest	3,622	2,879
Net income attributable to Columbia Sportswear Company	$45,107	$36,006

Earnings per share attributable to Columbia Sportswear Company:
Basic	$0.64	$0.52
Diluted	$0.64	$0.51
Weighted average shares outstanding:
Basic	70,080	69,606
Diluted	70,843	70,414

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$48,729	$38,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,536	14,940
Loss on disposal and impairment of property, plant, and equipment	20	160
Deferred income taxes	3,252	4,426
Stock-based compensation	3,113	2,941
Changes in operating assets and liabilities:
Accounts receivable	115,414	76,619
Inventories	32,133	94,487
Prepaid expenses and other current assets	(1,912)	(2,139)
Other assets	(2,340)	1,336
Accounts payable	(87,492)	(122,824)
Accrued liabilities	(45,000)	(18,961)
Income taxes payable	(6,038)	(1,738)
Other liabilities	2,937	97
Net cash provided by operating activities	77,352	88,229

Cash flows from investing activities:
Purchases of short-term investments	(33,178)	(33,813)
Sales of short-term investments	37,121	0
Capital expenditures	(12,290)	(11,275)
Proceeds from sale of property, plant, and equipment	19	27
Net cash used in investing activities	(8,328)	(45,061)

Cash flows from financing activities:
Proceeds from credit facilities	—	400
Repayments on credit facilities	—	(400)
Proceeds from issuance of common stock under employee stock plans	9,380	7,791
Tax payments related to restricted stock unit issuances	(4,033)	(3,513)
Repurchase of common stock	(18,099)	(33,000)
Cash dividends paid	(15,452)	(12,499)
Net cash used in financing activities	(28,204)	(41,221)

Net effect of exchange rate changes on cash	3,230	2,670
Net increase in cash and cash equivalents	44,050	4,617

Cash and cash equivalents, beginning of period	673,166	551,389
Cash and cash equivalents, end of period	$717,216	$556,006

Supplemental disclosures of non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$4,000	$4,206

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31, 2018
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Adjust for Effects of ASC 606 (2)	Adjust for Effects of the TCJA (3)	Non-GAAP Measures
Net sales	$607,308	$—	$(8,257)	$—	$599,051
Cost of sales	307,870	—	—	—	307,870
Gross profit	299,438	—	(8,257)	—	291,181
Selling, general and administrative expenses	243,368	(10,994)	(8,257)	—	224,117
Net licensing income	3,251	—	—	—	3,251
Income from operations	59,321	10,994	—	—	70,315
Non-operating income, net	2,028	—	—	—	2,028
Income before income tax	61,349	10,994	—	—	72,343
Income tax expense	(12,620)	(2,617)	—	1,043	(14,194)
Net income	48,729	8,377	—	1,043	58,149
Net income attributable to non-controlling interest	3,622	—	—	—	3,622
Net income attributable to Columbia Sportswear Company	$45,107	$8,377	$—	$1,043	$54,527
Earnings per share attributable to Columbia Sportswear Company:
Basic	$0.64				$0.78
Diluted	0.64				0.77
Weighted average shares outstanding:
Basic	70,080				70,080
Diluted	70,843				70,843
(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the company believes are incremental to the company's ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) On January 1, 2018, the company adopted a new revenue accounting standard, ASC 606, which changes the presentation of fees paid to third parties in conjunction with certain concession-based retail arrangements. These fees have historically been recognized in net sales, and are now classified as a component of selling, general and administrative expenses. As such, the company's non-GAAP measures exclude the resulting revenue gross-up and offsetting increase in selling, general and administrative expenses resulting from the adoption ASC 606 to enable meaningful comparisons of our operating performance compared to fiscal year 2017.
(3) Amounts reflect an incremental provisional TCJA-related tax expense of $1.0 million, resulting from the issuance of additional clarifying guidance, which drove further refinement of the company's provisional estimates that were recorded in the fourth quarter of 2017.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31, 2017
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Non-GAAP Measures
Net sales	$543,793	$—	$543,793
Cost of sales	285,326	—	285,326
Gross profit	258,467	—	258,467
Selling, general and administrative expenses	212,815	(1,293)	211,522
Net licensing income	2,353	—	2,353
Income from operations	48,005	1,293	49,298
Non-operating income, net	653	—	653
Income before income tax	48,658	1,293	49,951
Income tax expense	(9,773)	(434)	(10,207)
Net income	38,885	859	39,744
Net income attributable to non-controlling interest	2,879	—	2,879
Net income attributable to Columbia Sportswear Company	$36,006	$859	$36,865
Earnings per share attributable to Columbia Sportswear Company:
Basic	$0.52		$0.53
Diluted	0.51		0.52
Weighted average shares outstanding:
Basic	69,606		69,606
Diluted	70,414		70,414
(1)Amounts reflect professional fees and other program expenses related to Project CONNECT that the company believes are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Updated Full Year 2018 Financial Outlook

(In thousands, except per share amounts)
(Unaudited)

Updated Full Year 2018 Financial Outlook
	GAAP Measures	Adjust for Project CONNECT Costs(1)	Adjust for Effects of ASC 606(2)	Adjust for Effect of the TCJA (3)	Non-GAAP Measures
Net sales growth	8.0% to 10.0%	—	($40) million	—	6.5% to 8.5%
Gross margin expansion	up to 140 bps	—	($40) million	—	up to 60 bps
SG&A expense deleverage	150 bps to 170 bps	($23) million	($40) million	—	30 bps to 50 bps
Income from operations	$275 to $285 million	$23 million	—	—	$299 to $308 million
Operating margin	10.3% to 10.5%	—	—	—	11.4% to 11.5%
Licensing Income	up to $14.0 million	—	—	—	up to $14.0 million
Effective income tax rate	approximately 22%(3)	—	—	—	approximately 22%(3)
Net income	$213 to $220 million	$18 million	—	$1 million	$231 to $238 million
Diluted earnings per share	$3.01 to $3.11	$0.25	—	$0.01	$3.27 to $3.37
(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the company believes are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) On January 1, 2018, the company adopted a new revenue accounting standard, ASC 606, which changes the presentation of fees paid to third parties in conjunction with certain concession-based retail arrangements. These fees have historically been recognized in net sales, and are now classified as a component of selling, general and administrative expenses. As a result, the company's non-GAAP updated full year 2018 financial outlook adjusts for the approximate $40 million revenue gross-up and offsetting $40 million increase in selling, general and administrative expenses resulting from the adoption ASC 606 to enable meaningful comparisons of our operating performance compared to fiscal year 2017.
(3) The company's updated full year 2018 financial outlook anticipates an estimated full year effective income tax rate of approximately 22 percent, which may be affected by further refinement of the company's 2017 provisional TCJA estimates as well as changes in the company's geographic mix of pre-tax income and other discrete events that may occur during the year.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended March 31,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2018	Translation	2018(1)	2017	% Change	% Change(1)
Geographical Net Sales:
United States	$362.8	$—	$362.8	$333.2	9%	9%
LAAP(2)	131.6	(7.5)	124.1	118.3	11%	5%
EMEA	71.8	(8.2)	63.6	55.4	30%	15%
Canada	41.1	(2.0)	39.1	36.9	11%	6%
Total	$607.3	$(17.7)	$589.6	$543.8	12%	8%

Brand Net Sales:
Columbia	$508.8	$(16.1)	$492.7	$449.1	13%	10%
SOREL	30.8	(0.9)	29.9	27.2	13%	10%
prAna	42.3	—	42.3	38.7	9%	9%
Mountain Hardwear	24.4	(0.7)	23.7	27.7	(12)%	(14)%
Other	1.0	—	1.0	1.1	(9)%	(9)%
Total	$607.3	$(17.7)	$589.6	$543.8	12%	8%

Product Category Net Sales:
Apparel, Accessories and Equipment	$490.0	$(12.3)	$477.7	$440.0	11%	9%
Footwear	117.3	(5.4)	111.9	103.8	13%	8%
Total	$607.3	$(17.7)	$589.6	$543.8	12%	8%

Channel Net Sales:
Wholesale	$343.9	$(11.5)	$332.4	$328.9	5%	1%
DTC	263.4	(6.2)	257.2	214.9	23%	20%
Total	$607.3	$(17.7)	$589.6	$543.8	12%	8%
(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.

(2) Net sales within the LAAP region increased 4% on a reported basis and decreased 2% on a non-GAAP constant-currency basis, excluding $8.3 million and $7.6 million, respectively, related to the gross-up associated with the new revenue accounting standard.